EXHIBIT 10.18
LAREDO PETROLEUM, INC.
OMNIBUS EQUITY INCENTIVE PLAN
CASH-ONLY PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Cash-Only Performance Share Unit Award Agreement (“Agreement”) is made as of , 2020 (the “Grant Date”) by and between Laredo Petroleum, Inc. (the “Company”) and (the “Participant”).
W I T N E S S E T H :
WHEREAS, the Participant is currently an employee of the Company or its Subsidiary, and the Company desires to have the Participant remain in such capacity and to afford the Participant the opportunity to participate in the potential increase in value of the Company over the Performance Period (as defined below).
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:
1.    Grant of Performance Share Units. Subject to the restrictions, terms and conditions set forth herein and in the Company’s Omnibus Equity Incentive Plan, as amended (the “Plan”), the Company hereby grants to the Participant performance share units (the “Performance Share Units”, or the “Award”). The provisions of the Plan are incorporated herein by reference, and all capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan. In the event of any inconsistency between the provisions of the Plan and this Agreement, the provisions of this Agreement shall govern and control.
The Performance Share Units will be payable, if at all, in cash based upon the achievement by the Company of the Performance Goals as described on Exhibit A, over a period commencing January 1, 2020 and ending on the earlier of (x) December 31, 2022 and (y) the date of the Participant’s termination of employment with the Company or any of its Subsidiaries (the “Performance Period”). For purposes of this Agreement, the “Maturity Date” shall mean (i) December 31, 2022 if the Participant remains employed with the Company or any of its Subsidiaries on such date or, if earlier, (ii) the date of the Participant’s termination of employment as set forth in Section 4(b) of this Agreement. Subject to Section 4 below, the Performance Share Units shall vest on , 2023 (the “Vest Date”); provided, however that if the Maturity Date is on or prior to December 31, 2022, then such Maturity Date shall be considered the Vest Date.
The specific Performance Goals described on Exhibit A were established by the Administrator. Subject to the other terms and conditions of this Agreement and the Plan, payment of the Performance Share Units will only be made if the Administrator certifies, following the close of the Performance Period, that the pre-established threshold Performance Goals have been satisfied or exceeded in whole or in part on the Maturity Date and that the Participant is still employed by the Company or any of its Subsidiaries on the Vest Date, and then only to the extent of the level of performance so certified as having been achieved.

2.    Form and Time of Payment. The Award earned by reason of the Administrator’s certification as described above will be payable to the Participant (or the Participant’s beneficiary, or personal administrator in the case of your death or Disability) in cash during the first calendar year that commences immediately following the Maturity Date and at any time after the Vest Date; provided, that, in all cases, such payment shall occur on or before March 15 of such subsequent calendar year (the “Payment Date”). The amount of the cash payment shall be equal to the aggregate Fair Market Value of the Award Amount on the Vest Date. For purposes of the foregoing, the “Award Amount” means the number of Performance Share Units multiplied by the Performance Multiple (as defined below), rounded to the nearest whole number; and the “Fair Market Value of the Award Amount on the Vest Date” means the Award Amount multiplied by the closing price of the Common Stock on the Vest Date (or the most recently preceding closing stock price if the Vest Date occurs on a day when public markets are closed).
3.    Transferability. This Award shall not be transferable otherwise than by will or the laws of descent and distribution. Any attempt by the Participant (or in the case of the Participant’s death or Disability, the Participant’s beneficiary or personal administrator) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.
4.    Forfeiture Provisions. The following forfeiture provisions shall apply to the Performance Share Units:
(a)    If the Participant’s employment with the Company or any if its Subsidiaries is terminated prior to the Vest Date for any reason other than by reason of the Participant’s death or Disability as provided under Section 4(b) below, then the Award shall be forfeited by the Participant and cancelled for no consideration.
(b)    If the Participant’s employment with the Company or any of its Subsidiaries is terminated (i) by reason of the Participant’s death or (ii) because the Participant is determined by the Board or the Administrator to be subject to a Disability, then the Participant shall be eligible to receive a pro-rated Award, based on the number of calendar days that Participant was employed with the Company or any of its Subsidiaries during the period commencing on January 1, 2020 and ending on December 31, 2022 and as determined by the Administrator in its sole discretion. Any amount payable pursuant to this paragraph 4 shall be paid in accordance with Sections 1 and 2 of this Agreement.
5.    Withholding. The Company shall be obligated to withhold amounts sufficient to satisfy any tax withholding or similar withholding obligations to which the Company or its Subsidiaries may be subject by reason of payment under this Award. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to this obligation of the Company regarding any applicable taxes required to be withheld in connection with the Award, in a form and manner satisfactory to the Company.

6.    No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continuance of employment by the Company or any of its Subsidiaries, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time.
7.    Terms of Issuance. The Participant acknowledges being subject to all terms, conditions and policies contained in the Company’s Employee Manual, as the same may be amended or modified from time-to-time at the sole discretion of the Company.
8.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated in a notice mailed or delivered to the other party as provided herein; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its Tulsa, Oklahoma, office and all notices or communications by the Company to the Participant may be given to the Participant personally or mailed to the Participant’s home address as reflected on the books of the Company.
9.    Administration. This Agreement and the payment of cash contemplated hereunder shall be administered by Board or a committee of one or more members of the Board appointed by the Board to administer this Agreement and such issuance (the “Administrator”). Subject to applicable law, the Administrator shall have the sole and plenary authority to: (i) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Agreement; (ii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Administrator shall deem appropriate for the proper administration of this Agreement; (iii) accelerate the lapse of restrictions on the Award and/or modify the Maturity Date; and (iv) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Agreement. The Administrator may delegate to one or more officers of the Company the authority to act on behalf of the Administrator with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Administrator herein, and that may be so delegated as a matter of law. For the avoidance of doubt, in the event of a Change of Control the provisions of the Plan shall apply, including, without limitation, the authority and discretion granted to the Administrator with regard to the vesting of Performance Share Units, payment amount and payment timing.
10.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
11.    Miscellaneous.

(a)    Amendment and Waiver. Subject to Section 13(b) of the Plan, the Administrator may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award granted hereunder or this Agreement; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant with respect to the Award granted hereunder shall not to that extent be effective without the consent of the Participant.
(b)    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(c)    Entire Agreement and Effectiveness. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
(e)    Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(f)    Gender and Plurals. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
(g)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by and against the Participant, the Company and their respective successors, allowable assigns, heirs, representatives and estates, as the case may be.
(h)    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
(i)    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.
(j)    WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS. EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT

ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.
(k)    Delivery of Laredo Petroleum, Inc. Prospectus dated May 25, 2019. Participant acknowledges that Participant has been provided a copy of the Company’s prospectus related to the Company’s Omnibus Equity Incentive Plan through such prospectus’ availability on the Company’s shared network drive, at S:\Omnibus Equity Incentive Plan Prospectus. A copy will also be provided to Participant, upon Participant’s written request to the Company
12.    Section 409A. Notwithstanding any of the foregoing, it is intended that this Agreement comply with, or be exempt from, the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to the Participant under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with such intent. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with Company or any of its Subsidiaries for purposes of this Agreement and no payments shall be due to him or her under this Agreement which are payable upon his or her termination of employment until he or she would be considered to have incurred a “separation from service” from the Company or any of its Subsidiaries within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided to a “specified employee” pursuant to this Agreement during the six-month period immediately following the Participant’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following the Participant’s termination of employment with the Company or any of its Subsidiaries (or upon the Participant’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Participant pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A of the Code.
13.    Clawback. The Participant acknowledges and agrees that payments made under this Agreement are subject to clawback if such payments are made (i) on account of fraud or misconduct by the Participant, (ii) following an accounting restatement under certain circumstances (as referenced in the Company’s Omnibus Equity Incentive Plan) or (iii) as may be required by any other policy of the Company which may now exist or hereafter be adopted regarding repayment of incentive-based compensation, as may be in effect from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                    COMPANY:
                        LAREDO PETROLEUM, INC.

Mikell Jason Pigott
President & CEO

PARTICIPANT:

Electronic Signature
Printed Name: Participant Name

Exhibit A
Performance Goals
The Performance Goals established by the Administrator are based on three criteria (i) relative three-year total shareholder return comparing the Company’s shareholder return to the shareholder return of the peer group identified below (“RTSR Performance Percentage”), (ii) absolute three-year total shareholder return (“ATSR Appreciation”) and (iii) three-year return on average capital employed (“ROACE Percentage”). The RTSR Performance Percentage, ATSR Appreciation and ROACE Percentage will be used to identify the RTSR Factor, the ATSR Factor and ROACE Factor, respectively, as stated below. The RTSR Factor, the ATSR Factor and the ROACE Factor shall be used to compute the Performance Multiple. The Performance Multiple shall be used to determine the amount of cash delivered with respect to each Performance Share Unit settled at the Maturity Date.
In computing the Performance Multiple, each of the RTSR Factor, the ATSR Factor and the ROACE Factor shall be weighted as follows:
RTSR Factor – 1/3
ATSR Factor – 1/3
ROACE Factor – 1/3
such that the Performance Multiple is calculated as follows:
Performance Multiple = (1/3) RTSR Factor + (1/3) ATSR Factor + (1/3) ROACE Factor
By way of example, if the RTSR Factor is 100%, the ATSR Factor is 65% and the ROACE Factor is 0%, then the Performance Multiple would be (1/3)(1.0) + (1/3)(.65) + (1/3)(0) = 0.5499. With a Performance Multiple of 0.5499, each Performance Share Unit would be settled for 0.5499 shares such that a holder of 600 Performance Share Units would receive the equivalent cash payment based on the Fair Market Value of the Common Stock.
Notwithstanding anything in this Exhibit A to the contrary, if the ATSR Appreciation (as defined below) is 0 or less then the Performance Multiple shall be no more than 1.0.
Notwithstanding anything in this Exhibit A to the contrary, if in the Administrator’s discretion there is a need to adjust the Performance Multiple to more accurately reflect the Company’s performance than is calculated by using the criteria included on this Exhibit A due to the occurrence of extraordinary, nonrecurring and/or significant corporate events, then the Administrator may make any such adjustments to the Performance Multiple as it deems advisable.

RTSR Factor is calculated on the basis of the following formula:
RTSR Performance Percentage =
         End Average Stock Price plus Dividends* – Start Average Stock Price
                 Start Average Stock Price

with the Start Average Stock Price being the average closing stock price for the 30 trading days immediately preceding the Grant Date and the End Average Stock Price being the average closing stock price for the 30 trading days immediately preceding the Maturity Date, as reported on the stock exchange on which such shares are listed.

RTSR Factor shall be calculated on the following basis:

RTSR Performance Percentage Thresholds	RTSR Factor
Below 30th Percentile	0%
30th Percentile	50%
60th Percentile	100%
90th Percentile	200%

The Committee will interpolate all points between the RTSR Performance Percentage Thresholds and adjust the RTSR Factor accordingly.

The Peer Group consists of the following companies:**

Amplify Energy Corp	Berry Petroleum Corporation	Bonanza Creek Energy, Inc.
Brigham Minerals, Inc.	California Resources Corporation	Callon Petroleum Company
CNX Resources Corporation	Comstock Resources, Inc.	Denbury Resources Inc.
Earthstone Energy, Inc.	Evolution Petroleum Corporation	Extraction Oil & Gas, Inc.
Falcon Minerals Corporation	Gulfport Energy Corporation	HighPoint Resources Corporation
Magnolia Oil & Gas Corporation	Matador Resources Company	Montage Resources Corporation
Northern Oil & Gas, Inc.	Oasis Petroleum, Inc.	Panhandle Oil and Gas Inc.
PDC Energy, Inc.	Penn Virginia Corporation	PrimeEnergy Resources Corporation
QEP Resources, Inc.	Ring Energy, Inc.	SM Energy Company
Southwestern Energy Company	Talos Energy Inc.	Tellurian Inc.
W&T Offshore, Inc.	Whiting Petroleum Corporation

* Dividends shall be assumed to be reinvested, as applicable
** the Board, Committee or Administrator may, in its good faith, substitute or set a specific applicable price in the event of a liquidation, bankruptcy, dissolution, merger, acquisition or similar event affecting any peer company in accordance with then current policy.

ATSR Factor is calculated on the basis of the following formula:

             End Average Stock Price plus Dividends* – Start Average Stock Price
ATSR Appreciation =              Start Average Stock Price

with the Start Average Stock Price being the average closing stock price for the 30 trading days immediately preceding the Grant Date and the End Average Stock Price being the average closing stock price for the 30 trading days immediately preceding the Maturity Date, as reported on the stock exchange on which such shares are listed.

ATSR Factor shall be calculated on the following basis:

ATSR Appreciation Thresholds	ATSR Factor
Below 10%	0%
10%	25%
35%	100%
60% and above	200%

The Committee will interpolate all points between the Share Appreciation Thresholds and adjust the ATSR Factor accordingly.

* Dividends shall be assumed to be reinvested, as applicable

ROACE Factor is calculated on the basis of the following formula:

ROACE Percentage = Average EBITDA divided by Average Company Capital

Average EBITDA = Total Adjusted EBITDA* from January 1, 2020 through December 31, 2022** divided by 3***

Average Company Capital = The total market value of outstanding capital stock plus the value of the net debt at December 31, 2019 plus the Time-Weighted Average Adjustments

Time-Weighted Average Adjustments = For the period between January 1, 2020 and December 31, 2022**, the total value received by the Company for any equity issuances plus the total value of additional debt borrowings minus the total value of any debt reductions minus the total value of any equity repurchases; with each such addition or subtraction individually being multiplied by its respective Weighting Factor

Weighting Factor = for each individual transaction, a fraction, the numerator of which is the number of fiscal quarters remaining until the Maturity Date from the quarter in which such transaction occurs and the denominator of which is 12****

ROACE Factor shall be calculated on the following basis:

ROACE Percentage Thresholds	ROACE Factor
10% and below	0%
25%	100%
35% and above	200%

The Committee will interpolate all points between the ROACE Percentage Thresholds and adjust the ROACE Factor accordingly.

* Total Adjusted EBITDA shall be defined as in the Company’s 2019 Annual Report on Form 10-K filed on February 13, 2020
** Unless the Maturity Date is prior to December 31, 2022, in which case the Maturity Date shall be used instead of December 31, 2022
*** Unless the Maturity Date is prior to December 31, 2022, in which case instead of 3, the calculation shall use the number that represents the number of years (rounded to the nearest 1/12th) between December 31, 2019 and the Maturity Date
**** Unless the Maturity Date is prior to December 31, 2022, in which case instead of 12, the calculation shall use the number that represents the number of fiscal quarters between December 31, 2019 and the Maturity Date